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                       THE WESTWOOD HOMESTEAD SAVINGS BANK
                              3002 HARRISON AVENUE
                          CINCINNATI, OHIO  45211-5789
                                 (513) 661-5735

                                 PROXY STATEMENT


     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF THE WESTWOOD HOMESTEAD SAVINGS BANK FOR USE AT A SPECIAL MEETING OF ITS MEMBERS TO BE HELD ON __________ ___, 1996 AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE PLAN OF CONVERSION.

                          PURPOSE OF MEETING -- SUMMARY

     A Special Meeting of Members (the "Special Meeting") of The Westwood Homestead Savings Bank ("Westwood Homestead" or the "Bank") will be held at ____________________________, ___________________, Cincinnati, Ohio on ________,
__________ ___, 1996, at __:__ _.m., local time, for the purpose of considering and voting upon a Plan of Conversion (the "Plan") which was unanimously adopted by the Bank's Board of Directors and which, if approved by three-fifths of the total votes eligible to be cast by the members, will permit Westwood Homestead to convert from an Ohio mutual savings bank to an Ohio stock savings bank, as a wholly owned subsidiary of Westwood Homestead Financial Corporation (the "Company"), a savings institution holding company formed by the Bank (the "Conversion"). The Conversion is contingent upon the members' approval of the Plan at the Special Meeting or any adjournment thereof.


     The Plan provides in part that, after receiving final authorization from the Superintendent of the Ohio Department of Commerce, Division of Financial Institutions (the "Superintendent") and the Federal Deposit Insurance Corporation (the "FDIC"), the Company will offer for sale shares of its common stock, par value $_____ per share (the "Common Stock"), through the issuance of nontransferable subscription rights in a subscription offering (the "Subscription Offering"), FIRST to depositors as of September 30, 1994 with $50.00 or more on deposit in the Bank on that date ("Eligible Account Holders"), SECOND to the Company's Employee Stock Ownership Plan (the "ESOP") (a tax-qualified employee stock benefit plan of the Company, as defined in the Plan), THIRD to depositors of the Bank with a $50.00 minimum deposit on __________ ___, 1996, the last day of the calendar quarter preceding approval of the Plan by the Superintendent and the FDIC ("Supplemental Eligible Account Holders") and FOURTH to other members entitled to vote at the Special Meeting ("Other Members"). Subscription rights are not transferable. Concurrently with the Subscription Offering, the Company is also offering the Common Stock to members of the general public in a community offering (the "Community Offering"), with preference being given to natural persons and trusts of natural persons who permanently reside in Hamilton, Butler, Warren and Clermont counties in Ohio, Dearborn county in Indiana, and Boone, Kenton and Campbell counties in Kentucky (the "Local Community"). The aggregate price of the Common Stock to be issued by the Company under the Plan is currently estimated to be in the aggregate between $_____ and $_____ (the "Current Valuation Range"), as determined by an independent appraisal of the Common Stock. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" in the accompanying Prospectus.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK.

     The Conversion will be accomplished through an amendment to the Bank's existing Ohio Mutual Articles of Incorporation, Constitution and Bylaws to read in the form of the proposed Ohio Stock Articles of Incorporation, Constitution and Bylaws to authorize the issuance of capital stock by the Bank to the Company. Under the Plan, _____ shares of the Common Stock at the maximum of the Current Valuation Range, subject to adjustment, are being


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offered for sale by the Company.   Upon completion of the Conversion, the
Bank will issue all of its newly issued shares of capital stock (100,000 shares) to the Company in exchange for at least 50% of the net Conversion proceeds. None of the Bank's assets will be distributed in order to effect the Conversion other than to pay expenses incident thereto.


      Amending the Bank's existing Ohio Mutual Articles of Incorporation, Constitution and Bylaws to read in the form of the proposed Ohio Stock Articles of Incorporation, Constitution and Bylaws is an integral part of the Plan. Copies of the Plan and the proposed Ohio Stock Articles of Incorporation, Constitution and Bylaws for the Bank are attached to this Proxy Statement as exhibits. These documents provide, among other things, for the termination of voting rights of members and the termination of their rights to receive any surplus remaining after liquidation of the Bank, except for the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account established for their benefit upon completion of the Conversion. For information relating to the liquidation account, see "Description of the Plan of Conversion -- Liquidation Account." These rights will vest exclusively in the Company as the sole holder of the Bank's outstanding capital stock. For further information, see "Description of Plan of Conversion -- Effect of Conversion on Depositors and Borrowers."


                    WESTWOOD HOMESTEAD FINANCIAL CORPORATION

     The Company, an Indiana corporation, was organized by the Bank to be a savings institution holding company whose only subsidiary immediately after the Conversion will be the Bank. The Company was organized at the direction of the Board of Directors of the Bank in March 1996 to acquire all of the capital stock to be issued by the Bank in the Conversion. The Company has received approval from the Superintendent and the Federal Reserve to acquire control of the Bank. Prior to the Conversion, the Company will not engage in any material operations.

     Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and a note receivable from the ESOP. The Company will be subject to regulation by the Federal Reserve, and its principal business will be the business of the Bank.


     The net proceeds retained by the Company will also be available for a variety of corporate purposes, including the possible payment of regular cash dividends and/or special cash dividends, repurchases of the Common Stock and additional capital contributions. Management also expects to explore opportunities for acquiring other financial institutions in the Bank's market area, and intends to pursue such acquisitions as an integral part of the Bank's strategic growth plans, although there can be no assurance that such acquisitions can or will be consummated. In addition, the Company intends to lend funds to the ESOP sufficient to enable the ESOP to purchase up to 8% of the Common Stock. Proceeds from the Conversion may also be used for the establishment of a financial services subsidiary that can offer a variety of financial products to the Bank's customers, such as investment product sales.
It is expected that, in the interim, all or part of the net proceeds may be invested in short-term and intermediate-term government securities, insured jumbo certificates of deposit and Federal Home Loan Bank time deposits.


     The resulting holding company structure will permit the Company to expand the financial services currently offered through the Bank. As a holding company, the Company will have greater flexibility than the Bank to diversify its business activities, through newly formed subsidiaries, or through acquisition or merger with other financial institutions.

     The executive offices of the Company are located at 3002 Harrison Avenue, Cincinnati, Ohio 45211-5789, and its telephone number is (513) 661-5735.

                                  2
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                       THE WESTWOOD HOMESTEAD SAVINGS BANK



     Westwood Homestead traces its origin to 1883, when its predecessor was organized under the name ____________________. In 1993 the Bank adopted its current name. The Bank conducts operations from its main office, which it has occupied since 1922, located in Cincinnati, Ohio, and its branch facility located in the Mount Adams section of Cincinnati, Ohio, which opened in June 1996. The Bank is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds by originating loans secured by one- to four-family residential properties located in its market area, and, to a lesser extent, construction loans and consumer loans. The Bank had also been active in the past in the origination of multifamily and non-residential real estate loans. However, such loans are no longer actively originated and the Bank does not anticipate an increase in such lending in the near future. At December 31, 1995, the Bank had total assets of $96.6 million, deposits of $81.7 million, net loans receivable of $74.9 million and retained income of $14.2 million.


     Westwood Homestead's executive offices are located at 3002 Harrison Avenue, Cincinnati, Ohio 45211-5789 and its telephone number is (513) 661-5735.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     Each member of Westwood Homestead having a savings deposit for at least 30 days prior to __________, 1996 (the "Voting Record Date") and who continues until the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

     Each depositor member will be entitled at the Special Meeting to cast one vote for each $500, or fraction thereof, of the aggregate withdrawal value of all of his or her savings accounts in Westwood Homestead as of the Voting Record Date.

     Approval of the Plan to be presented at the Special Meeting will require the affirmative vote of at least three-fifths of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of the Voting Record Date for the Special Meeting, there were approximately _____ votes eligible to be cast, of which _____ votes constitute a majority.

     Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke his proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of Westwood Homestead, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or by attending the Special Meeting and voting in person.


     All properly executed proxies received by Westwood Homestead will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If any other matters are properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Valid, previously executed general proxies, which typically are obtained from members when they open their accounts at the Bank, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.


     THE BANK, AS TRUSTEE FOR RETIREMENT ACCOUNTS ON DEPOSIT AT THE BANK, WILL VOTE FOR THE PLAN UNLESS THE BENEFICIAL OWNER EXECUTES A PROXY FOR THE SPECIAL MEETING, ATTENDS AND VOTES IN PERSON, OR OTHERWISE DIRECTS THE BANK.

     FAILURE TO RETURN AN EXECUTED PROXY FOR THE SPECIAL MEETING OR TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

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     Proxies may be solicited by officers, directors or other employees of the
Bank, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Bank only for their expenses incurred in connection with such solicitation.

     The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.


                        DESCRIPTION OF PLAN OF CONVERSION

     THE SUPERINTENDENT HAS GIVEN APPROVAL TO THE PLAN OF CONVERSION, AND THE FDIC HAS PROVIDED NOTICE OF NON-OBJECTION TO THE PLAN OF CONVERSION, SUBJECT TO THE PLAN'S APPROVAL BY THE MEMBERS OF WESTWOOD HOMESTEAD ENTITLED TO VOTE ON THE MATTER AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE SUPERINTENDENT IN ITS APPROVAL AND THE FDIC IN ITS NOTICE OF NON-OBJECTION. SUPERINTENDENT APPROVAL AND FDIC NOTICE OF NON-OBJECTION, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

EFFECT OF CONVERSION ON DEPOSITORS AND BORROWERS

     VOTING RIGHTS. Upon completion of the Conversion, depositors and borrowers as such will have no voting rights in the Bank or the Company and will therefore not be able to elect directors of the Bank or the Company or to control their affairs. Currently savings members of the Bank are accorded the voting rights described in "Information Relating to Voting at the Special Meeting."
Subsequent to the Conversion, voting rights will be vested exclusively in the stockholders of the Company which, in turn will own all of the stock of the Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company.


     DEPOSIT ACCOUNTS AND LOANS. THE BANK'S DEPOSIT ACCOUNTS, THE BALANCES OF THE INDIVIDUAL ACCOUNTS AND THE EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.
Payment for subscribed for shares may be made by authorization of withdrawal from deposit accounts maintained with the Bank. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the Bank's passbook yield (currently 2%) subsequent to the withdrawal.


     TAX EFFECTS. Westwood Homestead has received an opinion from its special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to the material federal income tax consequences of the Conversion, including that the Conversion will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). Among other things, the opinion also provides that, for federal income tax purposes: (i) no gain or loss will be recognized by the Bank in its mutual or stock form by reason of the Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Bank in stock form immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Conversion; (iii) the tax basis of each account holder's interest in the liquidation account received in the Conversion will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of such subscription rights exercised; (v) the holding period of the Common Stock purchased pursuant to the exercise of subscription rights will commence upon the exercise of such holder's subscription rights and otherwise on the day following the date of such purchase; and (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights and the receipt of subscription rights in the Conversion, to the extent such liquidation rights and subscription rights are deemed to have value, as discussed below.

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     The opinion of Housley Kantarian & Bronstein, P.C. is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Bank and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion of counsel is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

     Housley Kantarian & Bronstein, P.C. has advised the Bank that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Bank as part of the Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Bank who receive an interest in such liquidation account established by the Bank pursuant to the Conversion will not recognize any gain or loss upon such receipt.

     Housley Kantarian & Bronstein, P.C. has further advised the Bank that the federal income tax treatment of the receipt of subscription rights pursuant to the Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that subscription rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of subscription rights plus the subscription rights actually exercised. Persons who do not exercise their subscription rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, subscription rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of subscription rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the subscription rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the subscription rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS to resolve these private rulings, the tax consequences of the receipt of the subscription rights will depend, in part, upon their valuation for federal income tax purposes.

     If the subscription rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders and other eligible members who exercise their subscription rights, even though such persons would have received no cash from which to pay taxes on such taxable income. The Bank could also recognize a gain on the distribution of such subscription rights in an amount equal to their aggregate fair market value. In the opinion of RP Financial, LC. ("RP Financial"), a financial consulting firm retained by the Bank, whose opinion is not binding upon the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that the subscription rights are deemed to have a fair market value. Because the fair market value, if any, of the subscription rights issued in the Conversion depends primarily upon the existence of those facts noted by RP Financial in its opinion rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of RP Financial as its own nor incorporated the opinion of RP Financial in its tax opinion issued in connection with the Conversion.

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     The Bank has also received the opinion of Ohio that no gain or loss will be recognized as a result of the Conversion for purposes of Ohio tax law.

     THE FEDERAL AND OHIO INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND OHIO INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE CODE OR OHIO LAW, RESPECTIVELY, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND SUCH AS ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION TO CAREFULLY REVIEWING THE FOREGOING DISCUSSION, EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER SHOULD ALSO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY LOCAL, FOREIGN OR OTHER FEDERAL OR STATE TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each holder of a deposit account in the Bank would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His or her pro rata share of such remaining assets would be the same proportion of such assets as the value of his or her deposit account was to the total of the value of all deposit accounts in the Bank at the time of liquidation.

     After the Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would have no interest in the value of the Bank above that amount.


     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final prospectus. The liquidation account will be established as a memorandum account, (I.E., an account not appearing on the Bank's balance sheet). The liquidation account is not an escrow account and is established to provide a limited priority claim to the assets of the Bank after the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would be entitled, on a complete liquidation of the Bank after Conversion, to an interest in the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the related deposit account and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. However, if the amount in the qualifying deposit account on any annual closing date of the Bank (December
31) is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reduction. If any such qualified deposit account is closed, the interest in the liquidation account for that account will be reduced to zero.


     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Bank's capital stock at that time.

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INTERPRETATION AND AMENDMENT OF THE PLAN

     To the extent permitted by law, all interpretations of the Plan by the Bank will be final. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors at any time prior to submission of the Plan and proxy materials to the Bank's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the FDIC and the Superintendent. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting.

     The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that new conversion regulations adopted by the FDIC or the Superintendent or any successor agency prior to completion of the Conversion contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Bank's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

     Should amendment of the Plan significantly affect the terms of the offering, the Company will conduct an affirmative resolicitation of the persons subscribing for the Common Stock in the offering, to the extent required by law.

CONDITIONS AND TERMINATION

     Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than three-fifths of the total number of votes of the members of Westwood Homestead eligible to be cast at the Special Meeting and the sale of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the FDIC and the Superintendent, by the Board of Directors at any time thereafter.




OTHER

     ALL STATEMENTS MADE IN THIS PROXY STATEMENT ARE HEREBY QUALIFIED BY THE CONTENTS OF THE PLAN WHICH IS ATTACHED HERETO AS EXHIBIT A AND SHOULD BE CONSULTED FOR FURTHER INFORMATION. IN ADDITION, ATTENTION IS DIRECTED TO THE SECTION ENTITLED "THE CONVERSION" IN THE ACCOMPANYING PROSPECTUS FOR A MORE DETAILED DISCUSSION OF VARIOUS ASPECTS OF THE PLAN. ADOPTION OF THE PLAN BY THE BANK'S MEMBERS SHALL BE DEEMED APPROVAL OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO AMEND OR TERMINATE THE PLAN IN ACCORDANCE WITH ITS TERMS.

          OHIO STOCK ARTICLES OF INCORPORATION, CONSTITUTION AND BYLAWS

     The following is a summary of certain provisions of the Ohio Stock Articles of Incorporation, Constitution and Bylaws, which will become effective upon the conversion of the Bank into an Ohio chartered stock savings bank. Complete copies of the Ohio Stock Articles of Incorporation, Constitution and Bylaws are attached as Exhibits B, C and D to this Proxy Statement, respectively.


     The Bank will be authorized to issue _____ shares of common stock, with a par value of $_____ per share. The Bank's common stock will not be insured by the FDIC. All of the Bank's common stock will be owned by the Company. Accordingly, exclusive voting rights with respect to the affairs of the Bank after the Conversion will be vested in the Board of Directors of the Company.


     The Ohio Stock Articles of Incorporation and Constitution will provide that the number of directors shall be not fewer than ___ nor more than ___, with the exact number to be fixed in the Bylaws. The proposed Bylaws provide that the number of the Bank's directors shall be ___. Directors generally will serve for terms of three years, and the terms of directors will be staggered so that approximately one-third of the Board is elected each year.


     In addition to the common stock, the Bank will be authorized to issue _____ shares of serial preferred stock, par value $.01 per share. The Board of Directors will be permitted, without further stockholder approval, to authorize the issuance of preferred stock in series and to fix the voting powers, designations, preferences and relative, participating, optional, conversion and other special rights of the shares of each series of the preferred stock and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to common stock in dividend rights, liquidation preferences, or both, and may have voting rights.

     The Ohio Stock Articles of Incorporation and Constitution provide that they may be amended only if such amendment is first proposed by Board of Directors of the Bank, then preliminarily approved by the Superintendent and thereafter approved by the stockholders (I.E., the Company). The Bylaws may be amended by a majority vote of the Board of Directors of the Bank or by a majority vote of the outstanding shares of voting stock of the Bank at a meeting called for such purpose.


       POTENTIAL BENEFITS TO MANAGEMENT UPON AND SUBSEQUENT TO CONVERSION


     STOCK OPTIONS. The Board of Directors of the Company intends to implement the Option Plan, at a meeting of its stockholders to be held no earlier than six months following the Conversion, contingent upon receipt of stockholder, the FDIC's and the Superintendent's approval. Assuming 2,150,000 shares are issued in the Conversion and receipt of the required approvals, the Bank currently plans to grant options to purchase 53,750 and 20,156 shares of the Common Stock to Michael P. Brennan, President of the Bank, and to all other key employees as a group (4 persons), respectively, under the Option Plan in the year following the Conversion. Non-employee directors as a group (7 persons) are expected to receive options to purchase 64,500 shares. The exercise price of the options, which would be granted at no cost to the recipients thereof, would be the fair market value of the Common Stock subject to the option on the date the option is granted.


     MRP. The Board of Directors of the Company intends to implement the MRP at a meeting of the Company's stockholders to be held no earlier than six months following the Conversion, contingent upon receipt of regulatory and stockholder approval. Subject to such approval, the MRP will purchase an amount of shares after the Conversion equal to 4% of the shares issued in the Conversion (86,000 shares at the midpoint of the Current Valuation Range). No shares will be awarded under the MRP prior to receipt of regulatory and stockholder approval. Awards under the MRP would be granted at no cost to the recipients thereof. Assuming 2,150,000 shares are issued in the Conversion and receipt of the required approvals, the Bank currently intends to grant 21,500 and 8,063 shares to Michael P. Brennan and all other key employees as a group (4 persons), respectively, under the MRP. Non-employee directors as a group (7 persons) are expected to receive 25,800 shares under the MRP, assuming 2,150,000 shares are issued in the Conversion.


     EMPLOYMENT AND SEVERANCE AGREEMENTS. The Company and the Bank have entered into an employment agreement with Mr. Michael P. Brennan, President and Chief Executive Officer, and will enter into severance agreements with Mr. John Essen, Chief Financial Officer, and Mr. Gerald Mueller, Chief Lending Officer, to become effective upon Conversion, subject to the approval of the FDIC and the Superintendent. The employment and severance agreements will provide for the payment of up to approximately three times the officer's salary in the event of, among other things, involuntary termination of employment in connection with, or within one year after, a change in control of the Company or the Bank.

     OTHER BENEFITS.   Subject to approval by the Superintendent and the FDIC,
under the ESOP, which intends to borrow funds from the Company to purchase 8% of the Common Stock issued in the Conversion, shares of Common Stock will be allocated among the accounts of participating employees. In addition to the possible financial benefits under the benefit plans, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, all of which may tend to promote the continuity of existing management.


                       CONDENSED SUMMARY OF THE CONVERSION


     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing in the Prospectus.


The Westwood Homestead  Westwood Homestead is an Ohio mutual savings
 Savings Bank           bank headquartered in Cincinnati, Ohio that
                        traces its origin back to 1883. At March 31, 1996, the Bank had total assets of $97.9 million, deposits of $83.0 million, net loans receivable of $75.3 million and retained income of $14.4 million.


                        The Bank is principally engaged in the business of accepting deposits from the general public and originating mortgage loans that are secured by one- to four-family residential properties located in its market area. The Bank also originates multi-family residential loans and non-residential real estate loans, although such lending has decreased in recent years and these loans do not currently represent a significant portion of the Bank's loan originations. To a lesser extent, the Bank originates residential construction and consumer loans. The Bank plans to expand its consumer lending activities within the year following the Conversion.


Westwood Homestead      The Company is an Indiana corporation formed in
 Financial Corporation  March 1996 at the direction of Westwood
                        Homestead for the purpose of becoming a holding company for the Bank as part of the Conversion.
                        The Company is headquartered in Cincinnati, Ohio, and its business activities will initially be limited to the State of Ohio.
                        Prior to the Conversion, the Company will not engage in any material operations. After the Conversion, the Company's primary assets will be the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion, and a note receivable from the ESOP.


The Conversion          GENERAL -- On January 11, 1996, the Board of
                        Directors of the Bank adopted the Plan pursuant to which Westwood Homestead is converting from an Ohio chartered mutual savings bank to an Ohio chartered stock savings bank and is simultaneously forming a holding company. Upon
                        Conversion, the Bank will issue all of its capital stock to the Company in exchange for 50% of the net Conversion proceeds.


                        REASONS FOR CONVERSION -- Westwood Homestead's Board of Directors believes that the stock form of ownership as opposed to the mutual form is the preferred structure for financial institutions, as evidenced in part by the decline in the number of mutual thrifts in existence. The net proceeds from the sale of the Common Stock in the Conversion will substantially increase the Bank's capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion by the Bank.

Use of Proceeds         Although the Company cannot determine the
                        actual level of net proceeds from the sale of the Common Stock until the Conversion is completed, it anticipates that the net proceeds will be between approximately $17,575,000 and $24,025,000 (or $27,733,750 if the Current
                        Valuation Range is increased by 15%).  The
                        Company expects to purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Conversion.


                        THE BANK. The Bank intends to add its portion of the net proceeds to the Bank's general funds to be used for general purposes, including the origination of one- to four-family loans and the expansion of its consumer lending activities. The Bank may also utilize proceeds from the Conversion to open or acquire additional branches and to acquire other financial institutions, although there can be no assurance that such expansion or acquisition
                        can or will be accomplished.   In this regard,
                        the Bank opened a branch facility in the Mount Adams section of the city of Cincinnati, Ohio in June 1996 and other branching possibilities are being studied. Management expects to spend between $25,000 and $50,000 over the next two years to upgrade and modernize its computer system, including the placement of a home page on the Internet. A portion of the net proceeds may be used to build a drive-up service window at the Bank's main office.


                        THE COMPANY. The net proceeds retained by the Company will also be available for a variety of
                        corporate purposes.   Management also expects
                        to explore opportunities for acquiring other financial institutions in the Bank's market area, although there can be no assurance that such acquisitions can or will be consummated. In addition, the Company intends to lend funds to the ESOP sufficient to enable the ESOP to purchase up to 8% of the Common Stock.


The Subscription and    Shares of Common Stock issued in the Conversion
  Community Offerings   are being offered in a subscription offering
                        according to established priorities and, subject to the prior rights of holders of subscription rights, in a community offering to the general public, with preference given to natural persons and trusts of natural persons permanently residing in the Local Community (as defined in the Prospectus).


                               HOW TO ORDER STOCK

     The accompanying Prospectus contains information about the business and financial condition of Westwood Homestead and additional information about the Conversion and the Subscription Offering and the concurrent Community Offering. Enclosed is an order form and a certification form to be used to subscribe for Common Stock. You are not obligated to subscribe for Common Stock, and voting to approve the Conversion will not obligate you to subscribe for Common Stock.

     All subscription rights are nontransferable and will expire if not exercised by returning the accompanying stock order form and a certification form with full payment (or appropriate instructions authorizing withdrawal from a Westwood Homestead savings or certificate account) for all shares for which subscription is made to the Company by __:__ _.m., local time, on _____________, 1996, unless extended by Westwood Homestead. A postage-paid reply envelope is provided for this purpose. Provided that not all of the shares are subscribed for in the Subscription Offering by members of Westwood Homestead, the remaining shares are concurrently being offered to the general public in the Community Offering with preference given to natural persons and trusts of natural persons permanently residing in the Local Community.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS LIMITED IN ITS SCOPE TO USE IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO CONSIDER AND VOTE ON THE PLAN. IT IS NOT INTENDED FOR USE IN THE OFFERING OF THE COMMON STOCK. SUCH OFFERING IS MADE ONLY BY THE PROSPECTUS.


                             ADDITIONAL INFORMATION

     The information contained in the accompanying Prospectus, including a more detailed description of the Plan, is intended to help you evaluate the Conversion and is incorporated herein by reference.

     All persons eligible to vote at the Special Meeting should carefully review both this Proxy Statement and the accompanying Prospectus.

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                              BY ORDER OF THE BOARD OF DIRECTORS




                              ---------------------------------------
                              Mary Ann Jacobs
                              Secretary
_____________, 1996
Cincinnati, Ohio

                                                                       EXHIBIT A


                       THE WESTWOOD HOMESTEAD SAVINGS BANK
                                CINCINNATI, OHIO

                               PLAN OF CONVERSION
                        FROM MUTUAL TO STOCK ORGANIZATION

I.   GENERAL.

     On January 11, 1996, the Board of Directors of The Westwood Homestead Savings Bank, Cincinnati, Ohio (the "Bank"), after careful study and consideration, adopted by unanimous vote this Plan of Conversion from Mutual to Stock Organization (the "Plan"), whereby the Bank will convert from a mutual savings bank incorporated under the laws of the State of Ohio to a permanent capital stock savings bank incorporated under the laws of the State of Ohio (the "Converted Bank") as a wholly owned subsidiary of a Holding Company to be formed at the direction of the Bank (the "Conversion").

     The Conversion is subject to regulations of the Federal Deposit Insurance Corporation ("FDIC") pursuant to the Federal Deposit Insurance Act ("FDIA") and Sections 303.15 and 333.4 of the FDIC Rules and Regulations and the regulations of the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (the "Superintendent") pursuant to Section 1161.111 of Title 11 of the Ohio Revised Code and Section 1301:12-1-08 of the Ohio Administrative Code, Division of Savings Banks.

     The Plan is subject to the prior written notice of non-objection of the FDIC and approval of the Superintendent and must be adopted by the affirmative vote of at least three-fifths of the total outstanding votes of the Members of the Bank. Pursuant to the Plan, shares of Conversion Stock in the Holding Company will be offered in a Subscription Offering pursuant to non-transferable Subscription Rights at a predetermined and uniform price first to the Bank's Eligible Account Holders of record as of September 30, 1994, second to the Bank's Tax Qualified Employee Stock Benefit Plans, third to Supplemental Eligible Account Holders of record as of the last day of the calendar quarter preceding FDIC written notice of non-objection of the Bank's application to convert to stock form, and fourth to Other Members of the Bank. Concurrently with the Subscription Offering, shares not subscribed for in the Subscription Offering may be offered by the Bank to the general public in a Community Offering. Shares remaining, if any, may then be offered to the general public in an underwritten public offering or otherwise. The aggregate Purchase Price of the Conversion Stock will be based upon an independent appraisal of the Bank and will reflect the estimated pro forma market value of the Converted Bank, as a subsidiary of the Holding Company.

     It is the desire of the Board of Directors to attract new capital to the Converted Bank to increase its net worth, to support future savings growth, to increase the amount of funds available for other lending and investment, to provide greater resources for the expansion of customer services and to facilitate future expansion. In addition, the Board of Directors currently intends to implement stock option plans and other stock benefit plans subsequent to the Conversion to better attract and retain qualified directors and officers. It is the further desire of the Board of Directors to reorganize the Converted Bank as the wholly owned subsidiary of the Holding Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Converted Bank to compete more effectively with other financial service organizations.

     No change will be made in the Board of Directors or management of the Bank as a result of the Conversion.

II.  DEFINITIONS.

     ACTING IN CONCERT: The term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person (as defined by 12 C.F.R. Section 563b.2(a)(26)) who acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party, except that any Tax Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax Qualified Employee Benefit Plan will be aggregated.

     ASSOCIATE: The term "Associate," when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Bank, the Holding Company or a majority-owned subsidiary of the Bank or the Holding Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that such term shall not include a "Tax Qualified Employee Stock Benefit Plan," as defined herein; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director of the Bank or the Holding Company, or any of their subsidiaries.

     BANK: The term "Bank" means The Westwood Homestead Savings Bank, in its present form as an Ohio mutual savings bank.

     CAPITAL STOCK: The term "Capital Stock" means any and all authorized shares of stock of the Converted Bank.

     COMMUNITY OFFERING: The term "Community Offering" means the offering of shares of Conversion Stock to the general public by the Holding Company concurrently with the Subscription Offering, giving preference to natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Bank's Local Community.

     CONVERSION: The term "Conversion" means (i) the amendment of the Bank's Ohio mutual articles of incorporation, constitution and bylaws to authorize issuance of shares of Capital Stock by the Converted Bank and to conform to the requirements of a capital stock savings bank under the laws of the State of Ohio and applicable regulations; (ii) the issuance and sale of Conversion Stock by the Holding Company in the Subscription and Community Offerings and/or in an underwritten public offering or otherwise; and (iii) the purchase by the Holding Company of all the Capital Stock of the Converted Bank to be issued in the Conversion immediately following or concurrently with the close of the sale of the Conversion Stock.

     CONVERSION STOCK: The term "Conversion Stock" means the shares of common stock to be issued and sold by the Holding Company pursuant to the Plan.

     CONVERTED BANK: The term "Converted Bank" means The Westwood Homestead Savings Bank in its form as an Ohio capital stock savings bank resulting from the conversion of the Bank to the stock form of organization in accordance with the terms of the Plan.

     ELIGIBILITY RECORD DATE: The term "Eligibility Record Date" means the close of business on September 30, 1994.

     ELIGIBLE ACCOUNT HOLDER: The term "Eligible Account Holder" means the holder of a Qualifying Deposit in the Bank on the Eligibility Record Date.

     FDIC: The term "FDIC" means the Federal Deposit Insurance Corporation of the United States or any successor agency having jurisdiction over the Conversion.

     FEDERAL RESERVE: The term "Federal Reserve" means the Board of Governors of the Federal Reserve System.

     HOLDING COMPANY: The term "Holding Company" means a corporation to be incorporated by the Bank under state law for the purpose of becoming a holding company for the Converted Bank through the issuance and sale of Conversion Stock under the Plan and the concurrent acquisition of 100% of the Capital Stock to be issued and sold pursuant to the Plan.

     HOLDING COMPANY STOCK: The term "Holding Company Stock" means any and all authorized shares of stock of the Holding Company.

     INDEPENDENT APPRAISER: The term "Independent Appraiser" means a person independent of the Bank, experienced and expert in the area of corporate appraisal, and acceptable to the FDIC and the Superintendent, retained by the Bank to prepare an appraisal of the pro forma market value of the Converted Bank, as a subsidiary of the Holding Company.

     LOCAL COMMUNITY: The term "Local Community" means the counties of Hamilton, Butler, Warren, Clermont, Dearborn, Boone, Kenton and Campbell within the States of Ohio, Indiana and Kentucky.

     MARKET MAKER: The term "Market Maker" means a dealer (I.E., any person who engages, either for all or part of such person's time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i)(a) regularly publishes bona fide, competitive bid and offer quotations in a recognized interdealer quotation system or (b) furnishes bona fide competitive bid and offer quotations on request and (ii) is ready, willing and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

     MEMBER: The term "Member" means any person or entity who qualifies as a member of the Bank under its mutual articles of incorporation, constitution and bylaws prior to the Conversion.

     OFFICER: The term "Officer" means an executive officer of the Holding Company or the Bank (as applicable), including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

     ORDER FORM: The term "Order Form" means the order form or forms to be used by Eligible Account Holders, Supplemental Eligible Account Holders and other persons eligible to purchase Conversion Stock pursuant to the Plan.

     OTHER MEMBER: The term "Other Member" means any person, other than an Eligible Account Holder or a Supplemental Eligible Account Holder, who is a Member as of the Voting Record Date.

     PLAN: The term "Plan" means this Plan of Conversion under which the Bank will convert from an Ohio mutual savings bank to an Ohio capital stock savings bank as a wholly owned subsidiary of the Holding Company, as originally adopted by the Board of Directors or amended in accordance with the terms hereof.

     QUALIFYING DEPOSIT: The term "Qualifying Deposit" means a savings balance in any Savings Account in the Bank as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, which is equal to or greater than $50.00.

     REGISTRATION STATEMENT: The term "Registration Statement" means the Registration Statement on Form S-1 and any amendments thereto filed by the Holding Company with the SEC pursuant to the Securities Act of 1933, as amended, to register shares of Conversion Stock.

     RESIDENT: The term "Resident," as used in this Plan in relation to the preference afforded natural persons and trusts of natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within the Local Community) and continues to reside therein at the time of the Subscription and Community Offerings. The Bank may utilize deposit or loan records or such other evidence provided to it to make the determination as to whether a person is residing in the Local Community. To the extent the "person" is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the "person" is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. In all cases, such determination shall be in the sole discretion of the Bank.

     SALE: The terms "sale" and "sell" mean every contract to sell or otherwise dispose of a security or an interest in a security for value, but such terms do not include an exchange of securities in connection with a merger or acquisition approved by the FDIC or any other federal agency having jurisdiction.

     SAVINGS ACCOUNT: The term "Savings Account" means a withdrawable deposit in the Bank.

     SEC: The term "SEC" means the Securities and Exchange Commission or any successor agency.

     SPECIAL MEETING: The term "Special Meeting" means the Special Meeting of Members to be called for the purpose of submitting the Plan to the Members for their approval.

     SUBSCRIPTION OFFERING: The term "Subscription Offering" means the offering of shares of Conversion Stock to Eligible Account Holders, Tax Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members under the Plan.

     SUBSCRIPTION AND COMMUNITY PROSPECTUS: The term "Subscription and Community Prospectus" means the final prospectus to be used in connection with the Subscription and Community Offerings.

     SUBSCRIPTION RIGHTS: The term "Subscription Rights" means non-transferable, non-negotiable, personal rights of Eligible Account Holders, Tax Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members to purchase Conversion Stock offered under the Plan.

     SUPERINTENDENT: The term "Superintendent" means the superintendent of the Division of Financial Institutions of the State of Ohio Department of Commerce.

     SUPPLEMENTAL ELIGIBILITY RECORD DATE: The term "Supplemental Eligibility Record Date" means the last day of the calendar quarter preceding the approval of the Plan by the FDIC.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: The term "Supplemental Eligible Account Holder" means the holder of a Qualifying Deposit in the Bank (other than Officers and directors of the Bank and their Associates) on the Supplemental Eligibility Record Date.

     TAX QUALIFIED EMPLOYEE STOCK BENEFIT PLAN: The term "Tax Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code of 1986, as amended.

     VOTING RECORD DATE: The term "Voting Record Date" means the date fixed by the Board of Directors of the Bank to determine Members of the Bank entitled to vote at the Special Meeting.


III. STEPS PRIOR TO SUBMISSION OF THE PLAN TO THE MEMBERS FOR APPROVAL.

     Prior to submission of the Plan to its Members for approval, the Bank must receive prior written notice of non-objection from the FDIC of a Notice of Intent to Convert to Stock Form, which includes the Plan to convert to the stock form of organization (the "Notice") and approval from the Superintendent of an Application to Convert to Stock Form, which also includes the Plan to convert to the stock form of organization (the "Application"). The following steps must be taken prior to such regulatory approval:

          A. The Board of Directors shall adopt the Plan by not less than a two-thirds vote.

          B. Promptly after adoption of the Plan by the Board of Directors, the Bank shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Bank maintains an office and/or by mailing a letter to each of its Members.

          C. A press release relating to the proposed Conversion may be submitted to the local media.

          D. Copies of the Plan adopted by the Board of Directors shall be made available for inspection by Members at each office of the Bank.

          E. The Bank shall cause the Holding Company to be incorporated under state law, and the Board of Directors of the Holding Company shall concur in the Plan by at least a two-thirds vote.

          F. The Bank shall submit or cause to be submitted the Notice to the FDIC and the Application to the Superintendent. The Holding Company shall submit or cause to be submitted an application FR Y-3 to the Federal Reserve and the Registration Statement to the SEC. Upon receipt of advice from the regulatory authorities that the Notice and Application, respectively, have been received and are in the prescribed form, the Bank shall publish a "Notice of Filing of an Application for Conversion to a Stock Savings Bank" in a newspaper of general circulation, as referred to in Paragraph III.B. herein. The Bank also shall prominently display a copy of such notice in each of its offices. The Holding Company shall publish notice of the filing of the application FR Y-3 in accordance with applicable regulations.

          G. The Bank shall obtain an opinion of its tax advisors or a favorable ruling from the United States Internal Revenue Service which shall state that the Conversion will not result in a taxable reorganization for federal income tax purposes to the Bank. Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion.

          H. The Plan shall be submitted to a vote of the Members at the Special Meeting after prior written notice of non-objection by the FDIC and the approval of the Superintendent.

IV.  MEETING OF MEMBERS.

     Following receipt of written notice of non-objection of the Plan by the FDIC and approval of the Superintendent, the Special Meeting to vote on the Plan shall be scheduled in accordance with the Bank's constitution, articles of incorporation and bylaws and applicable regulations. Notice of the Special Meeting will be given by means of a proxy statement authorized for use by the FDIC and the Superintendent. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank will distribute proxy solicitation materials to all voting Members as of the Voting Record Date established for voting at the Special Meeting. Proxy materials will also be sent to each beneficial holder of an Individual Retirement Account where the name of the beneficial holder is disclosed on the Bank's records. The proxy solicitation materials will include a copy of the Proxy Statement and other documents authorized for use by the regulatory authorities and may also include a Subscription and Community Prospectus as provided in Paragraph VI. below. The Bank will also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special
Meeting of the proposed Conversion and the scheduled Special Meeting and provide a postage paid card on which to indicate whether he or she wishes to receive the Subscription and Community Prospectus, if the Subscription and Community Offerings are not held concurrently with the proxy solicitation.

     Pursuant to applicable regulations, an affirmative vote of at least three-fifths of the total outstanding votes of the Members will be required for approval of the Plan. Voting may be in person or by proxy. The FDIC and the Superintendent shall be promptly notified of the actions of the Members at the Special Meeting.

V.   SUMMARY PROXY STATEMENT.

     The Proxy Statement to be furnished to Members may be in summary form, provided that a statement is made in boldface type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage paid card or other written communication requesting a supplemental information statement. Without prior approval from the FDIC and the Superintendent, the Special Meeting shall not be held fewer than 20 days after the last day on which the supplemental information statement is mailed to Members requesting the same. The supplemental information statement may be combined with the Subscription and Community Prospectus if the Subscription and Community Offerings are commenced concurrently with the proxy solicitation of Members for the Special Meeting.

VI.  OFFERING DOCUMENTS.

     The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Community Offering concurrently with or during the proxy solicitation of Members and may close the Subscription and Community Offerings before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting.

     The Bank's proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders and Other Members to return to the Bank by a reasonable date certain a postage-paid written communication requesting receipt of a Subscription and Community Prospectus in order to be entitled to receive a Subscription and Community Prospectus, provided that the Subscription Offering shall not be closed until the expiration of 30 days after mailing proxy solicitation materials to voting Members and a postage-paid written communication to non-voting Eligible Account Holders and Supplemental Eligible Account Holders. If the Subscription Offering is commenced within 45 days after the Special Meeting, the Bank shall transmit, no more than 30 days prior to the commencement of the Subscription Offering, to each voting Member who had been furnished with proxy solicitation materials and to each non-voting Eligible Account Holder and Supplemental Eligible Account Holder, written notice of the commencement of the Subscription Offering which shall state that the Bank is not required to furnish a Subscription and Community Prospectus to them unless they return by a reasonable date certain a postage-paid written communication requesting the receipt of the Subscription and Community Prospectus.

     Prior to commencement of the Subscription and Community Offerings, the Holding Company shall file the Registration Statement with the SEC pursuant to the Securities Act of 1933, as amended. The Holding Company shall not distribute the Subscription and Community Prospectus until the Registration Statement containing the same has been declared effective by the SEC and the aforementioned documents have been approved by the FDIC and the Superintendent. The Subscription and Community Prospectus may be combined with the Proxy Statement for the Special Meeting.

VII. CONSUMMATION OF CONVERSION.

     The date of consummation of the Conversion will be the effective date of the amendment of the Bank's Ohio mutual articles of incorporation and constitution to read in the form of Ohio stock articles of incorporation and constitution, which shall be the date of the issuance and sale of the Conversion Stock. After receipt of all orders for Conversion Stock, and concurrently with the execution thereof, the amendment of the Bank's Ohio mutual articles of incorporation and constitution to authorize the issuance of shares of Capital Stock and to conform to the requirements of an Ohio capital stock savings bank will be declared effective by the Superintendent, and the amended bylaws approved by the Members will become effective. At such time, the Conversion Stock will be issued and sold by the Holding Company, the Capital Stock to be issued in the Conversion will be issued and sold to the Holding Company, and the Converted Bank will become a wholly owned subsidiary of the Holding Company.
The Converted Bank will issue to the Holding Company 100,000 shares of its common stock, representing all of the shares of Capital Stock to be issued by the Converted Bank in the Conversion, and the Holding Company will make payment to the Converted Bank of at least 50 percent of the aggregate net proceeds realized by the Holding Company from the sale of the Conversion Stock under the Plan, or such other portion of the aggregate net proceeds as may be authorized or required by the FDIC or the Superintendent.

VIII.     STOCK OFFERING.

     A.   GENERAL.

          The aggregate purchase price of all shares of Conversion Stock which will be offered and sold will be equal to the estimated pro forma market value of the Converted Bank, as a subsidiary of the Holding Company, as determined by an independent appraisal. The exact number of shares of Conversion Stock to be offered will be determined by the Board of Directors of the Bank and the Board of Directors of the Holding Company, or their respective designees, in conjunction with the determination of the Purchase Price (as that term is defined in Paragraph VIII.B. below). The number of shares to be offered may be subsequently adjusted prior to completion of the Conversion as provided below.

     B.   INDEPENDENT EVALUATION AND PURCHASE PRICE OF SHARES.

          All shares of Conversion Stock sold in the Conversion will be sold at a uniform price per share referred to in this Plan as the "Purchase Price." The Purchase Price and the total number of shares of Conversion Stock to be offered in the Conversion will be determined by the Board of Directors of the Bank and the Board of Directors of the Holding Company, or their respective designees, immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Converted Bank, as a subsidiary of the Holding Company, at such time. The estimated pro forma market value of the Converted Bank, as a subsidiary of the Holding Company, will be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with applicable regulations. Immediately prior to the Subscription and Community Offerings, a subscription price range of shares for the offerings will be established (the "Valuation Range"), which will vary from 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock ultimately issued and sold will be determined at the close of the Subscription and Community Offerings and any other offering. The subscription price range and the number of shares to be offered may be changed subsequent to the Subscription and Community Offerings as the result of any appraisal updates prior to the completion of the Conversion, without notifying eligible purchasers in the Subscription and Community Offerings and without a resolicitation of subscriptions, provided the aggregate Purchase Price is not below the low end or more than 15 percent above the high end of the Valuation Range previously approved by the FDIC and the Superintendent or if, in the opinion of the Boards of Directors of the Bank and the Holding Company, the new Valuation Range established by the appraisal update does not result in a materially different capital position of the Converted Bank.

          Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank and the Holding Company and to the FDIC and the Superintendent that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Converted Bank, as a subsidiary of the Holding Company. If such confirmation is not received, the Bank may cancel the Subscription and Community Offerings and/or any other offering, extend the Conversion, establish a new Valuation Range, extend, reopen or hold new Subscription and Community Offerings and/or other offerings or take such other action as the FDIC and the Superintendent may permit.

     C.   SUBSCRIPTION OFFERING.

          Non-transferable Subscription Rights to purchase shares of Conversion Stock will be issued at no cost to Eligible Account Holders, Tax Qualified Employee Stock Benefits Plans, Supplemental Eligible Account Holders and Other Members of the Bank pursuant to priorities established by applicable regulations. All shares must be sold, and, to the extent that Conversion Stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Conversion Stock, provided that this number shall be decreased if the aggregate purchase price exceeds $500. The priorities established by applicable regulations for the purchase of shares are as follows:

     1.   Category No. 1:  Eligible Account Holders.

               a. Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase, when aggregated with purchases by an Associate of that person, or a group of persons Acting in Concert, Conversion Stock up to the greater of $100,000, one-tenth of one percent of the total offering of shares of Conversion Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Bank in each case on the Eligibility Record Date.

               b. Non-transferable Subscription Rights to purchase Conversion Stock received by officers and directors of the Bank and their Associates based on their increased deposits in the Bank in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights to purchase shares pursuant to this Subscription Category.

               c. In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders, as follows:

                    (I) Shares of Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make its total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Category No. 1) equal to 100 shares of Conversion Stock or the total amount of its subscription, whichever is less.

                    (II) Any shares of Conversion Stock not allocated in accordance with subparagraph (I) above shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits on the Eligibility Record Date as compared to the total Qualifying Deposits of all subscribing Eligible Account Holders in each case on the Eligibility Record Date.

     2.   Category No. 2:  Tax Qualified Employee Stock Benefit Plans.

               a. Tax Qualified Employee Stock Benefit Plans of the Converted Bank shall receive, without payment, non-transferable Subscription Rights to purchase up to 10% of the shares of Conversion Stock issued in the Conversion.

               b. Subscription Rights received in this Category shall be subordinated to the Subscription Rights received by Eligible Account Holders pursuant to Category No. 1, provided that any shares of Conversion Stock sold in excess of the high end of the Valuation Range may be first sold to Tax Qualified Employee Stock Benefit Plans.

     3.   Category No. 3:  Supplemental Eligible Account Holders.

               a. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment of the Application filed prior to FDIC written notification of non-objection, then each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase, when aggregated with purchases by an Associate of that person, or a group of persons Acting in Concert, Conversion Stock in an amount equal to the greater of $100,000, one-tenth of one percent of the total offering of shares of Conversion Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of the shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date.

               b. Subscription Rights received pursuant to this Category shall be subordinated to the Subscription Rights received by the Eligible Account Holders and by Tax Qualified Employee Stock Benefit Plans pursuant to Category Nos. 1 and 2.

               c. Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such Eligible Account Holder pursuant to this Category.

               d. In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders, as follows:

                    (I) Shares of Conversion Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make its total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Category No. 1) equal to 100 shares of Conversion Stock or the total amount of its subscription, whichever is less.

                    (II) Any shares of Conversion Stock not allocated in accordance with subparagraph (I) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits on the Supplemental Eligibility Record Date as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date.

     4.   Category No. 4:  Other Members.

               a. Each Other Member, other than those Members who are Eligible Account Holders or Supplemental Eligible Account Holders, shall receive, without payment, non-transferable Subscription Rights to purchase, when aggregated with purchases by an Associate of that person, or a group of persons Acting in Concert, Conversion Stock in an amount equal to the greater of $100,000 or one-tenth of one percent of the total offering of shares of Conversion Stock.

               b. Subscription Rights received pursuant to this Category shall be subordinated to the Subscription Rights received by Eligible Account Holders, Tax Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Category Nos. 1, 2 and 3.

               c. In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, the shares of Conversion Stock available shall be allocated among subscribing Other Members as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. The shares remaining thereafter will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on an equitable basis as determined by the Board of Directors.

               Order Forms may provide that the maximum purchase limitation shall be based on the midpoint of the Valuation Range. In the event the aggregate Purchase Price of the Conversion Stock issued and sold is below the midpoint of the Valuation Range, that portion of subscriptions in excess of the maximum purchase limitation will be refunded. In the event the aggregate Purchase Price of Conversion Stock issued and sold is above the midpoint of the Valuation Range, persons who have subscribed for the maximum purchase limitation may be given the opportunity to increase their subscriptions so as to purchase the maximum number of shares subject to the availability of shares. The Bank will not otherwise notify subscribers of any change in the number of shares of Conversion Stock offered.

     D.   COMMUNITY OFFERING.

               1. Any shares of Conversion Stock not purchased through the exercise of Subscription Rights in the Subscription Offering may be sold in a Community Offering, which may commence concurrently with the Subscription Offering. Shares of Conversion Stock will be offered in the Community Offering to the general public, giving preference to natural persons and the trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Local Community. Purchases of Conversion Stock in the Community Offering by any person, when aggregated with purchases by an Associate of that person, or a group of persons Acting in Concert, shall not exceed $100,000 of the Conversion Stock. The Community Offering may commence concurrently with or as soon as practicable after the completion of the Subscription Offering and must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Holding Company with the approval of the Superintendent and the FDIC. The offering price of the Conversion Stock to the general public in the Community Offering will be the same price paid for such stock by Eligible Account Holders and other persons in the Subscription Offering. If sufficient shares are not available to satisfy all orders in the Community Offering, the shares available will be allocated by the Holding Company in its discretion. The Holding Company shall have the right to accept or reject orders in the Community Offering in whole or in part.

               2. Orders accepted in the Community Offering shall be filled up to a maximum of 2% of the Conversion Stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

               3. The Conversion Stock to be offered in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock.

     E.   OTHER OFFERING.

               In the event a Community Offering does not appear feasible, the Bank will immediately consult with the FDIC and the Superintendent to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Bank may terminate the Conversion with the concurrence of the FDIC and the Superintendent.

     F.   LIMITATIONS UPON PURCHASES OF SHARES OF CONVERSION STOCK.

          The following additional limitations and exceptions shall apply to all purchases of Conversion Stock:

               1. No Person may purchase fewer than 25 shares of Conversion Stock in the Conversion, to the extent such shares are available.

               2. Officers and directors of the Bank and the Holding Company, and Associates thereof, may not purchase in the aggregate more than 34% of the shares of Conversion Stock issued in the Conversion.

               3. Directors of the Holding Company and the Bank shall not be deemed to be Associates or a group Acting in Concert with other directors solely as a result of membership on the Board of Directors of the Holding Company or the Bank or any of their subsidiaries.

               4. Purchases of shares of Conversion Stock in the Conversion by any person, when aggregated with purchases by an Associate of that person, or a group of persons Acting in Concert, shall not exceed $200,000 of the Conversion Stock, except that Tax Qualified Employee Stock Benefit Plans may purchase up to 10% of the total shares of Conversion Stock to be issued in the Conversion, and shares purchased by the Tax Qualified Employee Stock Benefit Plans and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Conversion Stock in the Conversion.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Holding Company and the Bank may increase or decrease any of the purchase limitations set forth herein at any time. In the event that the individual purchase limitation is increased after commencement of the Subscription and Community Offerings, the Holding Company and the Bank shall permit any person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, such that such person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that either the individual purchase limitation or the number of shares of Conversion Stock to be sold in the Conversion is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Conversion Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

          Each person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any person (including any Associate or group of persons affiliated or otherwise Acting in Concert with such person), the Holding Company shall have the right to purchase from such person at the actual Purchase Price per share all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the actual Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Holding Company to purchase such excess shares shall be assignable by the Holding Company.

     G.   RESTRICTIONS ON AND OTHER CHARACTERISTICS OF STOCK BEING SOLD.

          1.   TRANSFERABILITY.

               Except as provided in Paragraph XIII. below, Conversion Stock purchased by persons other than directors and Officers of the Bank and directors and Officers of the Holding Company will be transferable without restriction. Conversion Stock purchased by such directors or Officers shall not be sold for a period of one year from the date of Conversion except for any sale of such shares (i) following the death of the original purchaser or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities.

               The Conversion Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of the one-year holding period restriction:

               "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to applicable regulations. Except in the event of the death of the registered holder, the shares represented by this Certificate may not be sold prior thereto without a legal opinion of counsel for the Holding Company that said sale is permissible under the provisions of applicable laws and regulations."

               In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of Holding Company Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for such directors and Officers as may be then applicable to such restricted stock.

          2.   REPURCHASE AND DIVIDEND RIGHTS.

               Pursuant to present regulations, the Holding Company may not, within one year following the date of Conversion, repurchase Holding Company Stock from any person, with the exception that stock repurchases of no greater than 5% of the outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established to the satisfaction of the FDIC. Any stock repurchases shall be subject to the requirements of Section 18(i)(1) of the Federal Deposit Insurance Act.

               Present regulations also provide that the Converted Bank may not declare or pay a cash dividend on or repurchase any of its Capital Stock if the result thereof would be to reduce the regulatory capital of the Converted Bank below the amount required for the Liquidation Account. Further, any dividend declared or paid on, or repurchase of, the Capital Stock shall be in compliance with the Rules and Regulations of the FDIC and the Superintendent, or other applicable regulations.

               The above limitations shall not preclude payment of dividends on, or repurchases of, Holding Company Stock in the event applicable federal and state regulatory limitations are liberalized subsequent to the Conversion.

          3.   VOTING RIGHTS.

               After Conversion, holders of Savings Accounts and obligors on loans will not have voting rights in the Converted Bank. Exclusive voting rights with respect to the Holding Company shall be vested in the holders of Holding Company Stock, and the Holding Company will have exclusive voting rights with respect to the Capital Stock. Each stockholder of the Holding Company will be entitled to vote on any matters coming before the stockholders of the Holding Company for consideration and will be entitled to one vote for each share of stock owned by said stockholder.

          4.   PURCHASES BY OFFICERS, DIRECTORS AND ASSOCIATES FOLLOWING
               CONVERSION.

               Without the prior approval of the FDIC, Officers and directors of the Converted Bank and Officers and directors of the Holding Company, and their Associates, shall be prohibited for a period of three years following completion of the Conversion from purchasing outstanding shares of Holding Company Stock, except from a broker or dealer registered with the SEC. Notwithstanding this restriction, negotiated transactions involving more than 1% of the total outstanding shares of Holding Company Stock and purchases made and shares held by a Tax Qualified Employee Stock Benefit Plan which may be attributable to Officers or directors may be made without FDIC permission or the use of a broker or dealer.

     H.   MAILING OF OFFERING MATERIALS AND COLLATION OF SUBSCRIPTIONS.

          The sale of all shares of Conversion Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting and within 12 months of the date on which the Superintendent approves the Plan, unless extended. After approval of the Plan by the FDIC and the Superintendent and the declaration of the effectiveness of the Subscription and Community Prospectus by the SEC, the Holding Company shall distribute such Subscription and Community Prospectus and Order Forms for the purchase of shares in accordance with the terms of the Plan.

          The recipient of an Order Form will be provided neither fewer than 20 days nor more than 45 days from the date of mailing, unless extended, to complete, execute and return properly the Order Form to the Holding Company or the Bank. Self-addressed, postage paid return envelopes will accompany these forms when mailed. The Bank or Holding Company will collate the returned executed Order Forms upon completion of the Subscription Offering. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such person of any rights to purchase shares of Conversion Stock hereunder.

          The sale of all shares of Conversion Stock shall be completed within 45 days after the last day of the Subscription Offering unless extended by the Holding Company and the Bank with the approval of the FDIC and the Superintendent.

     I.   METHOD OF PAYMENT.

          Payment for all shares of Conversion Stock subscribed for in the Subscription and Community Offerings must be received in full by the Bank or the Holding Company, together with properly completed and executed Order Forms, indicating thereon the number of shares being subscribed for and such other information as may be required thereon, on or prior to the expiration date specified on the Order Form, unless such date is extended by the Holding Company and the Bank; provided, however, that payments by

     Tax Qualified Employee Stock Benefit Plans for Conversion Stock may be made to the Bank concurrently with the completion of the Conversion.

          Payment for all shares of Conversion Stock may be made in cash (if delivered in person) or by check or money order, or, if the subscriber has a Savings Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's Savings Account for the purchase amount. The Bank shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Conversion Stock in the Subscription and Community Offerings from the date payment is received until the Conversion is completed or terminated. The Bank shall not knowingly loan funds or otherwise extend credit to any person for the purpose of purchasing Conversion Stock.

          If a subscriber authorizes the Bank to charge its Savings Account, the funds will remain in the subscriber's Savings Account and will continue to earn interest, but may not be used by the subscriber until all Conversion Stock has been sold or the Conversion is terminated, whichever is earlier. The withdrawal will be given effect only concurrently with the sale of all shares of Conversion Stock in the Conversion and only to the extent necessary to satisfy the subscription at a price equal to the Purchase Price. The Bank will allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

          Tax Qualified Employee Stock Benefit Plans may subscribe for shares by submitting an Order From, and in the case of an employee stock ownership plan, together with evidence of a loan commitment from the Holding Company or an unrelated financial institution for the purchase of the shares of Conversion Stock, during the Subscription Offering and by making payment for the shares of Conversion Stock on the date of the closing of the Conversion.

     J.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

          In the event an Order Form (i) is not delivered and is returned to the Holding Company or the Bank by the United States Postal Service (or the Holding Company or the Bank is unable to locate the addressee); (ii) is not received by the Holding Company or the Bank, or is received by the Holding Company or the Bank after termination of the date specified thereon; (iii) is defectively completed or executed; or (iv) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' Savings Accounts are insufficient to cover the authorized withdrawal for the required payment), the Subscription Rights of the person to whom such rights have been granted will not be honored and will be treated as though such person failed to return the completed Order Form within the time period specified therein. Alternatively, the Holding Company or the Bank may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares of Conversion Stock by such date as the Holding Company or the Bank may specify. Subscription orders, once tendered, cannot be revoked. The Holding Company's and the Bank's interpretation of the terms and conditions of this Plan and acceptability of the Order Forms will be final and conclusive.

     K.   MEMBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES.

          The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, no such person will be offered or receive any Conversion Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Conversion Stock under this Plan reside in such state or foreign country; (ii) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such person would require the Holding Company or the Bank or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

     L.   SALES COMMISSIONS.

          Sales commissions may be paid as determined by the Boards of Directors of the Bank and the Holding Company or their designees to securities dealers assisting subscribers in making purchases of Conversion Stock in the Subscription Offering or in the Community Offering, if the securities dealer is named by the subscriber on the Order Form. In addition, a sales commission may be paid to a securities dealer for advising and consulting with respect to, or for managing the sale of Conversion Stock in, the Subscription Offering, the Community Offering or any other offering.

IX.  ARTICLES OF INCORPORATION, CONSTITUTION AND BYLAWS.

     As part of the Conversion, Ohio stock articles of incorporation, constitution and bylaws will be adopted to authorize the Converted Bank to operate as an Ohio capital stock savings bank. By approving the Plan, the Members of the Bank will thereby approve amending the Bank's existing Ohio mutual articles of incorporation, constitution and bylaws to read in the form of Ohio stock articles of incorporation, constitution and bylaws. Prior to completion of the Conversion, the proposed Ohio stock articles of incorporation, constitution and bylaws may be amended in accordance with the provisions and limitations for amending the Plan under Paragraph XIV below. The effective date of the amendment of the Bank's Ohio mutual articles of incorporation, constitution and bylaws to read in the form of an Ohio stock articles of incorporation, constitution and bylaws shall be the date of the issuance of the Conversion Stock, which shall be the date of consummation of the Conversion.

X.   REGISTRATION AND MARKET MAKING.

     In connection and concurrently with the Conversion, the Holding Company shall register the Holding Company Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister the Holding Company Stock for a period of three years thereafter.

     The Holding Company shall use its best efforts to encourage and assist various Market Makers to establish and maintain a market for the Holding Company Stock. The Holding Company shall also use its best efforts to have the Holding Company Stock quoted on the National Association of Securities Dealers, Inc. Automated Quotation System or listed on a national or regional securities exchange.

XI.  STATUS OF SAVINGS ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION.

     All Savings Accounts in the Bank will retain the same status after Conversion as these accounts had prior to Conversion. Subject to Paragraph VIII.I. hereof, each holder of a Savings Account in the Bank shall retain, without payment, a withdrawable Savings Account or Savings Accounts in the Converted Bank, equal in dollar amount and on the same terms and conditions as in effect prior to Conversion. All Savings Accounts will continue to be insured by the Savings Association Insurance Fund of the FDIC up to the applicable limits of insurance coverage. All loans shall retain the same status after Conversion as these loans had prior to Conversion. After Conversion, holders of Savings Accounts and obligors on loans of the Bank will not have voting rights in the Converted Bank. Exclusive voting rights with respect to the Holding Company shall be vested in the holders of the Conversion Stock issued by the Holding Company, and the Holding Company will have exclusive voting rights with respect to the Converted Bank's Capital Stock.

XII. LIQUIDATION ACCOUNT.

     After the Conversion, holders of Savings Accounts will not be entitled to share in the residual assets after liquidation of the Converted Bank. However, pursuant to applicable regulations, the Bank shall, at the time of the Conversion, establish a Liquidation Account in an amount equal to its regulatory capital as of the date of the latest statement of financial condition contained in the final prospectus to be used in connection with the Conversion. The function of the Liquidation Account is to establish a priority on liquidation, and, except as provided in Paragraph VIII.G.2. above, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Converted Bank.

     The Liquidation Account shall be maintained by the Converted Bank subsequent to Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Converted Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the Liquidation Account ("subaccount balance").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the qualifying deposit in the related Savings Account and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. Such initial subaccount balance shall not be increased but shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder to which the subaccount relates at the close of business on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date is less than the lesser of
(i) the deposit balance in such Savings Account at the close of business on any annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of the Converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then-current adjusted subaccount balances for Savings Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, sale of bulk assets or similar combination or transaction with another institution insured by the FDIC shall be considered to be a complete liquidation for these purposes. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

XIII.     RESTRICTIONS ON ACQUISITION OF HOLDING COMPANY.

     The Holding Company may provide in its Articles of Incorporation a provision that, for a period of five years following the date of the completion of the Conversion, no person shall directly or indirectly offer to acquire or actually acquire the beneficial ownership of more than 10% of any class of Holding Company Stock except with respect to purchases by one or more Tax Qualified Employee Stock Benefit Plans of the Holding Company or Converted Bank. The Holding Company may provide in its Articles of Incorporation for such other provisions affecting the acquisition of Holding Company Stock as shall be determined by its Board of Directors.

XIV. INTERPRETATION AND AMENDMENT OR TERMINATION OF THE PLAN.

     The Bank's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference to natural persons and trusts of natural persons who are permanent Residents of the Bank's Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Bank and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the FDIC and the Superintendent.

     If deemed necessary or desirable, the Plan may be substantively amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the Bank's Board of Directors. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting and at any time following such Special Meeting with the concurrence of the FDIC and the Superintendent. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting.

     In the event that mandatory new regulations pertaining to conversions are adopted by the FDIC or the Superintendent or any successor agency prior to the completion of the Conversion, the Plan will be amended to conform to the new mandatory regulations without a resolicitation of proxies or another Special Meeting. In the event that new conversion regulations adopted by the FDIC or the Superintendent or any successor agency prior to completion of the Conversion contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting.

     By adoption of the Plan, the Bank's Members authorize the Board of Directors to amend and/or terminate the Plan under the circumstances set forth above.

XV.  EXPENSES OF THE CONVERSION.

     The Holding Company and the Bank will use their best efforts to assure that expenses incurred in connection with the Conversion shall be reasonable.

XVI. CONTRIBUTIONS TO TAX QUALIFIED EMPLOYEE STOCK BENEFIT PLANS.

     The Holding Company and the Converted Bank may make scheduled discretionary contributions to their Tax Qualified Employee Stock Benefit Plans, provided such contributions do not cause the Converted Bank to fail to meet its then-applicable regulatory capital requirements.

                                 REVOCABLE PROXY

                (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       THE WESTWOOD HOMESTEAD SAVINGS BANK

                        FOR A SPECIAL MEETING OF MEMBERS
                       TO BE HELD ON _____________, 1996)


     The undersigned member of The Westwood Homestead Savings Bank hereby appoints _________________, __________________ and _______________, or any one
of them, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to cast at the Special Meeting of Members of The Westwood Homestead Savings Bank to be held at the main office of The Westwood Homestead Savings Bank at 3002 Harrison Avenue, Cincinnati, Ohio, on _____________, ____________, 1996, at __:__ _.m., local time, and at any adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled, as follows:



    Adoption of the Plan of Conversion                   FOR       AGAINST
    ("Plan") dated January 11, 1996, said                ----      -------
    Plan providing for the conversion of
    The Westwood Homestead Savings Bank                   / /        / /
    from an Ohio mutual savings bank to an
    Ohio stock savings bank, and
    reorganized as a subsidiary of Westwood
    Homestead Financial Corporation,
    including the amendment of its existing
    Ohio Mutual Articles of Incorporation
    and Bylaws to read in the form of an
    Ohio Stock Articles of Incorporation,
    Constitution and Bylaws for The
    Westwood Homestead Savings Bank.

    In their discretion, on any other
    matters that may lawfully come before
    the Meeting.

NOTE: The Board of Directors is not aware of any other matter that may come before the Meeting.

                    THIS PROXY WILL BE VOTED FOR THE PLAN IF
                            NO CHOICE IS MADE HEREON

     Should the undersigned be present and elect to vote at said Meeting or at any adjournment thereof and, after notification to the Secretary of The Westwood Homestead Savings Bank at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt of a Notice of Special Meeting of the Members of The Westwood Homestead Savings Bank called for the ____ day of ____________, 1996, and a Proxy Statement from The Westwood Homestead Savings Bank dated the ____ day of _____________, 1996, prior to the execution of this Proxy.

                            _________________________________
                                          Date


                            _________________________________
                                        Signature



                            Note:  Only one signature is required in
                                   the case of a joint account.